Exhibit 99.2

Popular Has Agreed to Acquire Wells Fargo’s Auto Finance Business in Puerto Rico

Press Release

San Juan, Puerto Rico – February 14, 2018 - Popular, Inc. (NASDAQ: BPOP) announced today that Banco Popular de Puerto Rico (“Banco Popular”), its Puerto Rico banking subsidiary, has agreed to acquire and assume from Reliable Financial Services, Inc. and Reliable Finance Holding Company, subsidiaries of Wells Fargo & Company (“Wells Fargo”), certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico (“Reliable”).

As part of the transaction, Banco Popular will acquire approximately $1.5 billion in retail auto loans and $340 million in commercial loans. The acquired auto loan portfolio has credit characteristics that are similar to Banco Popular’s existing self-originated portfolio. Banco Popular will also acquire certain other assets and assume certain liabilities of Reliable.

The purchase price for the all-cash transaction is expected to be approximately $1.7 billion, reflecting an aggregate discount of 4.5% on the assets to be acquired. Banco Popular will fund the purchase price with existing liquidity. The transaction is not subject to the receipt by the parties of any further regulatory approvals. Subject to satisfaction of customary closing conditions, Popular anticipates the transaction to close during the second quarter of 2018 and be accretive to earnings.

On or after closing, Reliable employees will become employees of Banco Popular. Reliable will continue operating independently as a division of Banco Popular for a period of time after closing to provide continuity of service to Reliable customers while allowing Popular to assess best practices before integrating Reliable’s operations with Popular Auto’s.

“Even in this period of significant uncertainty, Popular continues to believe and invest in the future of Puerto Rico. We are proud to welcome Reliable’s team to Popular, a seasoned team that strongly complements our own. Reliable shares many values that are important to Popular: excellent customer service, disciplined underwriting, best-in class employees and social commitment. Popular Auto and Reliable customers can rest assured that they will continue to receive the quality of service and customer experience to which they are accustomed,” said Ignacio Alvarez, CEO of Popular, Inc.

“We are enthusiastic about this transaction since we are confident that it will be positive for Puerto Rico and particularly for the auto industry. Our customers can be certain that we will continue working with the same drive and dedication as we have done in the past,” said José Arbona, President and CEO of Reliable.

Popular, Inc. is filing an investor presentation, which provides supplemental information regarding the transaction. The investor presentation is available at Popular, Inc’s website (www.popular.com).

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. Popular provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida under the name of Popular Community Bank.

Contact:

Popular, Inc.

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications

or

Investor Relations:

Brett Scheiner, 212-417-6721

Senior Vice President, Investor Relations Officer